Exhibit 99.1

Karyopharm Reports Second Quarter 2026 Financial Results and Highlights Continued Progress Toward Myelofibrosis sNDA Submission

– Planned August sNDA Submission for Selinexor in Combination with Ruxolitinib in Myelofibrosis under the Accelerated Approval Pathway Remains on Track –

– Planned sNDA for Selinexor plus Ruxolitinib Supported by Phase 3 SENTRY Results Presented at ASCO and EHA and Published in the Journal of Clinical Oncology; Potential to Become the First Approved Combination Therapy for Patients with Myelofibrosis –

– Total Revenue was $33.4 Million, and U.S. XPOVIO® (selinexor) Net Product Revenue was $30.8 Million for the Second Quarter of 2026 –

– Company Reaffirms Full-Year 2026 Total Revenue Guidance of $130 Million to $150 Million Including U.S. XPOVIO Net Product Revenue Guidance of $115 Million to $130 Million –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

NEWTON, Mass. – August 13, 2026 – Karyopharm Therapeutics Inc. (Nasdaq: KPTI), a commercial-stage pharmaceutical company pioneering novel cancer therapies, today reported financial results for the second quarter of 2026 and provided an update on the Company's myelofibrosis program. Following continued constructive engagement with the U.S. Food and Drug Administration (FDA), the Company remains on track to submit its planned supplemental New Drug Application (sNDA) in August under the Accelerated Approval pathway for selinexor in combination with ruxolitinib for patients with myelofibrosis. Karyopharm intends to request Priority Review at the time of submission.

“Our planned submission under the Accelerated Approval pathway represents the beginning of an important new chapter for Karyopharm and an important milestone for the myelofibrosis community," said Richard Paulson, President and Chief Executive Officer of Karyopharm. "If approved, selinexor plus ruxolitinib would become the first approved combination therapy for patients with myelofibrosis, introducing a novel therapeutic mechanism for the treatment of this disease within the multi-billion-dollar U.S. marketplace. Our planned submission follows productive engagements with the FDA and reflects the speed, focus, urgency and extraordinary commitment of our teams. We look forward to continuing to work closely with the FDA."

"Together with the continued scientific engagement we are seeing across the myelofibrosis community, we believe the strength and consistency of the SENTRY data reinforce the potential of selinexor to fundamentally change the treatment of patients with myelofibrosis," added Mr. Paulson.

Second Quarter 2026 and Recent Company Highlights

XPOVIO Commercial Performance

•
U.S. net product revenue was $30.8 million for the quarter ended June 30, 2026 compared to $29.7 million for the quarter ended June 30, 2025.

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Demand for XPOVIO was relatively consistent in the second quarter of 2026 compared to the second quarter of 2025, amidst a highly competitive commercial landscape. The community setting continued to represent approximately 60% of net product revenue.

•
Expanded global patient access for selinexor is translating into growth in royalty revenue from Menarini, Antengene and other international partners. Royalty revenue increased to $2.5 million in the second quarter of 2026 compared to $1.6 million in the second quarter of 2025, with selinexor approved in more than 50 ex-U.S. countries and territories.

Research and Development (R&D) Highlights

Myelofibrosis

•
Planned sNDA submission under the Accelerated Approval pathway following multiple, productive engagements with the FDA, including Type B and Type C meetings, and received written feedback from the FDA that spleen volume reduction ≥ 35% (SVR35) appears to qualify as a reasonably likely surrogate endpoint (RLSE) to predict overall survival and can be used to support an sNDA submission.

•
Results from the Phase 3 SENTRY trial (NCT04562389) in myelofibrosis were presented in a Late-Breaking Oral Presentation at the 2026 American Society of Clinical Oncology (ASCO) Annual Meeting and simultaneously published in the peer-reviewed Journal of Clinical Oncology demonstrating rapid, deep and sustained spleen responses, promising overall survival findings and evidence consistent with potential disease modification.

•
Additional analyses presented during a Late-Breaking Oral Presentation at the European Hematology Association (EHA) Congress—where the abstract was selected as one of the six best abstracts presented at the meeting—provided additional evidence supporting SVR35 as a potential predictor of overall survival.

•
The Company continues active scientific exchange with investigators and treating physicians following the ASCO and EHA presentations and publication of the SENTRY results in the Journal of Clinical Oncology.

•
Continue enrolling patients into the 40 mg cohort of the Phase 2 SENTRY-2 trial (NCT05980806), following completion of enrollment of the 60 mg cohort (n=29) earlier this year.

Endometrial Cancer

•
Announced topline results from the Phase 3 XPORT-EC-042 trial (NCT05611931), evaluating selinexor as a maintenance-only therapy compared to placebo in adult patients with TP53 wild-type advanced or recurrent endometrial cancer. The trial did not meet its primary endpoint of progression-free survival. A trend favoring the selinexor arm was observed in the modified intent to treat (mITT) population (n=236), with a median PFS of 12.75 months in the selinexor arm compared to 7.43 months in the placebo arm (hazard ratio=0.76 [95% CI: 0.51, 1.12]; one-sided p-value=0.0791). The safety and tolerability profile of selinexor was consistent with its established safety profile, with no new safety signals observed.

•
Following the Phase 3 topline results, the Company has prioritized future investment toward its myelofibrosis and multiple myeloma programs while continuing long-term follow-up of patients enrolled in XPORT-EC-042.

Multiple Myeloma

•
Patients enrolled in the Phase 3 XPORT-MM-031 trial (EMN29; NCT05028348) continue to be followed for progression-free survival events contributing towards the primary endpoint. The trial is being conducted in collaboration with the European Myeloma Network and is evaluating the all-oral combination of selinexor 40 mg, pomalidomide and dexamethasone (SPd40) in patients with previously treated multiple myeloma who received an anti-CD38 as their immediate prior line of therapy.

Anticipated Catalysts and Operational Objectives

Myelofibrosis

•
FDA acceptance of the Company's planned August sNDA submission for selinexor in myelofibrosis, including potential Priority Review designation.

•
Planned advancement of global regulatory activities with the Company's partners to support potential regulatory submissions outside the United States.

•
Potential inclusion of selinexor plus ruxolitinib in relevant compendia in the second half of 2026.

•
Topline data from the Phase 2 SENTRY-2 60 mg cohort expected in the second half of 2026.

Multiple Myeloma

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Maintain the Company's commercial foundation in the increasingly competitive multiple myeloma marketplace and drive increased XPOVIO revenues.

•
Support global launches by the Company’s partners following regulatory and reimbursement approvals for selinexor in ex-U.S. countries and territories.

•
Announce topline data from the event-driven Phase 3 XPORT-MM-031 (EMN29) trial expected in the second half of 2026.

2026 Financial Outlook

Based on its current operating plans, Karyopharm expects the following for full year 2026:

•
Total revenue to be in the range of $130 million to $150 million. Total revenue consists of U.S. XPOVIO net product revenue and license, royalty and milestone revenue earned from partners.

•
U.S. XPOVIO net product revenue to be in the range of $115 million to $130 million.

•
R&D and selling, general and administrative (SG&A) expenses to be in the range of $230 million to $245 million, excluding certain one-time costs that the Company may incur associated with its endometrial cancer program and evaluating financing opportunities and/or strategic transactions.

The Company, together with its financial advisor Centerview Partners and other advisors, is actively evaluating a range of financing opportunities and strategic alternatives with the objective of maximizing both near- and long-term value for stakeholders while preserving strategic flexibility as it advances its myelofibrosis program.

The Company expects its existing liquidity, including cash, cash equivalents and investments, together with anticipated cash flow from net product revenue and license and other revenue, to fund its current operating plans into September 2026. As discussed above, the Company is actively evaluating a range of financing opportunities and strategic alternatives with the objective of extending its cash runway, preserving strategic flexibility and maximizing long-term shareholder value as it advances its myelofibrosis program. On September 10, 2026, a $15.8 million principal payment is due under the Company's senior secured term loan facility. If that payment is made without additional financing or a waiver from the Company's lenders, the Company expects its cash, cash equivalents and investments would fall below its $10.0 million minimum liquidity covenant, which would constitute an event of default under the term loan.

Second Quarter 2026 Financial Results

Total revenue: Total revenue for the second quarter of 2026 was $33.4 million, compared to $37.9 million for the second quarter of 2025.

Net product revenue: Net product revenue was $30.8 million for the second quarter of 2026, compared to $29.7 million for the second quarter of 2025. Net product revenue for the three months ended June 30, 2026, reflects relatively consistent demand for XPOVIO in an increasingly competitive multiple myeloma marketplace.

License and other revenue: License and other revenue was $2.6 million for the second quarter of 2026, compared to $8.2 million for the second quarter of 2025. The decrease was primarily attributable to a $6.5 million reduction in development-related reimbursement revenue from Menarini following the expiration, on December 31, 2025, of Menarini's annual $15.0 million research and development obligation.

Cost of sales: Cost of sales was $1.1 million for both the second quarter of 2026 and 2025.

R&D expenses: R&D expenses were $29.0 million for the second quarter of 2026, compared to $32.8 million for the second quarter of 2025. The decrease was driven by our continued prioritization, focus, and efficient spending while advancing our late-stage programs, with our Phase 3 trials having completed full enrollment.

SG&A expenses: SG&A expenses were $25.9 million for the second quarter of 2026, compared to $28.5 million for the second quarter of 2025. The decrease was primarily driven by proactive cost containment while maintaining disciplined alignment of pre-launch investments with clinical and regulatory milestones.

Loss from operations: Loss from operations was $22.5 million for the second quarter of 2026, compared to $24.4 million for the second quarter of 2025. The improvement reflects the benefit of cost reduction initiatives implemented over the past several years.

Interest income: Interest income was $0.7 million for the second quarter of 2026, compared to $0.6 million for the second quarter of 2025.

Interest expense: Interest expense was $13.1 million for the second quarter of 2026, compared to $11.2 million for the second quarter of 2025. The increase reflects higher outstanding debt and higher interest rates following the Company’s financing transactions executed in October 2025.

Other expense, net: Other expense, net was $32.1 million in the second quarter of 2026, compared to $2.2 million in the second quarter of 2025. This expense is primarily non-operational and non-cash due to fair value of embedded derivatives and liability-classified common stock warrants related to the refinancing transactions completed in the second quarter of 2024 and the fourth quarter of 2025. The fair value of these instruments is remeasured each reporting period and is impacted by various inputs, including changes in the Company's share price.

Net loss: Net loss was $67.0 million, or $2.32 per basic and diluted share, for the second quarter of 2026, compared to $37.3 million, or $4.32 per basic and diluted share, for the second quarter of 2025. Net loss for the second quarter of 2026 reflects an operating loss of $22.5 million and $44.5 million in non-operating expense comprised of $13.1 million of interest expense and $32.1 million of other expense partially offset by $0.7 million of interest income.

Cash position: Cash, cash equivalents, restricted cash and investments as of June 30, 2026, totaled $65.4 million.

Conference Call Information

Karyopharm will host a conference call today, August 13, 2026, at 8:00 a.m. Eastern Time, to discuss the second quarter 2026 financial results, the financial outlook for 2026 and to provide other business updates. To access the conference call, please dial (800) 836-8184 (local) or (646) 357-8785 (international) at least 10 minutes prior to the start time and ask to be joined into the Karyopharm Therapeutics call. A live audio webcast of the call, along with accompanying slides, will be available under "Events & Presentations" in the Investor section of the Company's website. An archived webcast will be available on the Company's website approximately two hours after the event.

About the Phase 3 SENTRY Trial

SENTRY (XPORT-MF-034; NCT04562389) is a Phase 3 clinical trial evaluating a once-weekly dose of 60 mg of selinexor in combination with ruxolitinib compared to placebo plus ruxolitinib in JAKi-naïve myelofibrosis patients with platelet counts >100 x 109/L (N=353). Patients were randomized 2-to-1 to the selinexor arm. The co-primary endpoints for this trial are spleen volume reduction ≥ 35% (SVR35) at week 24 and the average change in absolute total symptom score (Abs-TSS) over 24 weeks relative to baseline. The results from the Phase 3 SENTRY trial were presented at the 2026 American Society of Clinical Oncology Annual Meeting and were simultaneously published in the peer-reviewed Journal of Clinical Oncology. In addition, the results were presented at the 2026 European Hematology Association Congress, where the presentation was recognized as one of the six best abstracts at the meeting.

About Myelofibrosis

Myelofibrosis is a rare blood cancer that affects approximately 20,000 patients in the United States and 17,000 patients in the European Union1. The disease causes bone marrow fibrosis (scarring in the bone marrow), which makes it difficult for the bone marrow to make healthy blood cells, splenomegaly (enlarged spleen), progressive anemia which often leads to symptoms like fatigue and weakness, and other disease associated symptoms including abdominal discomfort, pain under the left ribs, early satiety, night sweats and bone pain. The only approved class of therapies to treat myelofibrosis are JAK inhibitors, including ruxolitinib.

1. Clarivate/DRG (2023)

About the Phase 3 XPORT-EC-042 Trial

EC-042 (XPORT-EC-042; ENGOT-EN20; GOG-3083; NCT05611931) is a global, Phase 3, randomized, double-blind, placebo-controlled clinical trial evaluating selinexor as a maintenance-only therapy following chemotherapy or chemotherapy plus a checkpoint inhibitor in patients with TP53 wild-type advanced or recurrent endometrial cancer (N=257). Patients were randomized 1:1 to receive either a 60 mg, once-weekly, administration of oral selinexor or placebo until disease progression. The trial includes two patient populations, for which the primary endpoint of progression-free survival was tested sequentially: 1) a modified intent to treat population (mITT) that includes patients with either, a) TP53 wild-type tumors with proficient mismatch repair status (pMMR); or, b) TP53 wild-type tumors with deficient mismatch repair status (dMMR), who are medically ineligible to receive checkpoint inhibitors; and, 2) the trial's original intent to treat (ITT) population, which includes all patients enrolled in the trial whose tumors are TP53 wild-type, regardless of MMR status. Overall survival is a key secondary endpoint. The mITT population enrolled 236 patients. As of the data cut-off, 106 progression-free survival events as assessed by the investigator had been observed in the mITT population. In connection with the EC-042 trial, Karyopharm entered into a global collaboration with Foundation Medicine, Inc. to develop FoundationOne®CDx, a tissue-based comprehensive genomic profiling test to identify and enroll patients whose tumors are TP53 wild-type. The trial is being conducted in collaboration with the European Network of Gynaecological Oncological Trial groups (ENGOT) and the GOG Foundation, Inc.

About Endometrial Cancer

Endometrial cancer (EC) is the most common gynecologic malignancy in the U.S.1 In 2026, approximately 68,000 uterine cancers (predominantly endometrial) are expected to be diagnosed, with approximately 14,000 deaths.1 Worldwide there were about 420,368 cases with 97,723 deaths in 2022.2 Both incidence and mortality have continued to rise.3,4 Key risk factors include obesity, type 2 diabetes, high-fat diets, tamoxifen or oral estrogen use, and delayed menopause.5 TP53 is a well-recognized prognostic marker for EC; >50% of advanced or recurrent EC tumors are TP53wt (gene for tumor protein P53; wild-type), and ~40%-55% are both TP53wt and mismatch repair-proficient (pMMR).6-8 While immune checkpoint inhibitors have shown benefit in patients with mismatch repair–deficient (dMMR) and pMMR, the magnitude of benefit is greater for patients with dMMR tumors versus pMMR tumors.9-10 There remains an unmet need for targeted therapies for patients with pMMR EC.11

1. American Cancer Society. Cancer Facts & Figures 2026. https://www.cancer.org/content/dam/cancer-org/research/cancer-facts-and-statistics/annual-cancer-facts-and-figures/2026/2026-cancer-facts-and-figures.pdf. Accessed February 8, 2026

2. IARC GLOBOCAN 2022, Global Estimates
3. Lu KH, et al. N Engl J Med. 2020;383:2053-2064
4. NCI. Cancer stat facts: uterine cancer. https://seer.cancer.gov/statfacts/html/corp.html. Accessed October 7, 2025
5. American Cancer Society, Endometrial Cancer Risk Factors, 2025
6. Leslie KK, et al. Gynecol Oncol. 2021;161(1):113-121.
7. Vergote I, et al. J Clin Oncol. 2023;41(35):5400-5410.
8. Mirza MR, et al. Presentation at: ESMO Congress; October 20-24, 2023
9. Mirza MR, et al. N Engl J Med. 2023; 388:2145-2158.
10. Eskander RN, et al. N Engl J Med. 2023;388:2159-2170.
11. Makker V, et al. Gynecol Oncol. 2024 Jun:185: 202-211

About XPOVIO® (selinexor)

XPOVIO is a first-in-class, oral exportin 1 (XPO1) inhibitor compound for the treatment of cancer. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein XPO1. XPOVIO is approved and marketed by Karyopharm in the U.S. in multiple oncology indications, including: (i) in combination with VELCADE® (bortezomib) and dexamethasone (XVd) in adult patients with multiple myeloma after at least one prior therapy; and (ii) in combination with dexamethasone in adult patients with heavily pre-treated multiple myeloma. XPOVIO® (also known as NEXPOVIO® in certain countries) has received regulatory approvals in various indications in a growing number of ex-U.S. territories and countries, including but not limited to the European Union, the United Kingdom, Mainland China, Taiwan, Hong Kong, Australia, South Korea, Singapore, Israel, and Canada. XPOVIO®/NEXPOVIO® is marketed in these respective ex-U.S. territories by Karyopharm's partners: Antengene, Menarini, Neopharm, and FORUS. Selinexor is also being investigated in several other mid- and late-stage clinical trials across multiple high-unmet need cancer indications.

For more information about Karyopharm's products or clinical trials, please contact the Medical Information department at: Tel: +1 (888) 209-9326; Email: medicalinformation@karyopharm.com

XPOVIO® (selinexor) is a prescription medicine approved:

•
In combination with bortezomib and dexamethasone for the treatment of adult patients with multiple myeloma who have received at least one prior therapy (XVd).
•
In combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti‐CD38 monoclonal antibody (Xd).

SELECT IMPORTANT SAFETY INFORMATION

Warnings and Precautions

Thrombocytopenia: Monitor platelet counts throughout treatment. Manage with dose interruption and/or reduction and supportive care.

Neutropenia: Monitor neutrophil counts throughout treatment. Manage with dose interruption and/or reduction and granulocyte colony‐stimulating factors.

Gastrointestinal Toxicity: Nausea, vomiting, diarrhea, anorexia, and weight loss may occur. Provide antiemetic prophylaxis. Manage with dose interruption and/or reduction, antiemetics, and supportive care.

Hyponatremia: Monitor serum sodium levels throughout treatment. Correct for concurrent hyperglycemia and high serum paraprotein levels. Manage with dose interruption, reduction, or discontinuation, and supportive care.

Serious Infection: Monitor for infection and treat promptly.

Neurological Toxicity: Advise patients to refrain from driving and engaging in hazardous occupations or activities until neurological toxicity resolves. Optimize hydration status and concomitant medications to avoid dizziness or mental status changes.

Embryo‐Fetal Toxicity: Can cause fetal harm. Advise females of reproductive potential and males with a female partner of reproductive potential, of the potential risk to a fetus and use of effective contraception.

Cataract: Cataracts may develop or progress. Treatment of cataracts usually requires surgical removal of the cataract.

Adverse Reactions

•
The most common adverse reactions (≥20%) in patients with multiple myeloma who receive XVd are fatigue, nausea, decreased appetite, diarrhea, peripheral neuropathy, upper respiratory tract infection, decreased weight, cataract and vomiting. Grade 3‐4 laboratory abnormalities (≥10%) are thrombocytopenia, lymphopenia, hypophosphatemia, anemia, hyponatremia, and neutropenia. In the BOSTON trial, fatal adverse reactions occurred in 6% of patients within 30 days of last treatment. Serious adverse reactions occurred in 52% of patients. Treatment discontinuation rate due to adverse reactions was 19%.
•
The most common adverse reactions (≥20%) in patients with multiple myeloma who receive Xd are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea, and upper respiratory tract infection. In the STORM trial, fatal adverse reactions occurred in 9% of patients. Serious adverse reactions occurred in 58% of patients. Treatment discontinuation rate due to adverse reactions was 27%.

Use In Specific Populations

Lactation: Advise not to breastfeed.

For additional product information, including full prescribing information, please visit www.XPOVIO.com.

To report SUSPECTED ADVERSE REACTIONS, contact Karyopharm Therapeutics Inc. at 1‐888‐209‐9326 or FDA at 1‐800‐FDA‐1088 or www.fda.gov/medwatch.

About Karyopharm Therapeutics

Karyopharm Therapeutics is a commercial-stage pharmaceutical company pioneering the science of nuclear export inhibition to develop differentiated therapies for patients with cancer. The Company's lead therapy, XPOVIO® (selinexor), is a first-in-class inhibitor of exportin 1 (XPO1). XPOVIO is marketed by the Company in the U.S. for adults with relapsed or refractory multiple myeloma and is approved as XPOVIO or NEXPOVIO® in more than 50 ex-U.S. countries and territories. Building on its leadership in XPO1 biology, Karyopharm is advancing selinexor's potential in hematological cancers, including in myelofibrosis. The Company is also exploring opportunities to evaluate XPO1 inhibition across myeloproliferative neoplasms using next-generation compounds, including eltanexor. Headquartered in Newton, Massachusetts, Karyopharm has an established, efficient, and scalable commercial infrastructure to bring novel therapeutic options to patients with cancer. For more information, visit www.karyopharm.com and follow Karyopharm on LinkedIn and on X at @Karyopharm.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Karyopharm's guidance on its 2026 total revenue, 2026 U.S. net product revenue and 2026 R&D and SG&A expenses; expected cash runway and liquidity, including its ability to make scheduled debt service payments and maintain compliance with its minimum liquidity covenant; Karyopharm's expectations with respect to the timing and submission of a potential sNDA for selinexor in combination with ruxolitinib in myelofibrosis; Karyopharm's ongoing engagement with the FDA; the potential availability of the accelerated approval pathway; whether long-term overall survival data from the SENTRY trial will verify clinical benefit; the potential availability of priority review of the sNDA; expectations with respect to commercialization efforts; expectations regarding the timing of reporting topline data from ongoing clinical trials; the ability of selinexor and eltanexor to treat patients with multiple myeloma, myelofibrosis, and other diseases; expectations with respect to the clinical development plans and potential regulatory submissions of selinexor; and the potential inclusion of the combination of selinexor plus ruxolitinib in relevant compendia. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm's control, that may cause actual events or results to differ materially from Karyopharm's current expectations. For example, there can be no guarantee that Karyopharm will successfully commercialize XPOVIO or that any of Karyopharm's drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm's drug candidates will continue. Further, there can be no guarantee that any positive developments in the development or commercialization of Karyopharm's drug candidate portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the adoption of XPOVIO in the commercial marketplace, the timing and costs involved in commercializing XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; the ability to obtain and retain regulatory approval of XPOVIO or any of Karyopharm's drug candidates that receive regulatory approval; Karyopharm's results of clinical trials and preclinical trials, including subsequent analysis of existing data and new data received from ongoing and future trials; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical trials; the ability of Karyopharm or its third party collaborators or successors in interest to fully perform their respective obligations under the applicable agreement and the potential future financial implications of such agreement; Karyopharm's ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; substantial doubt exists regarding Karyopharm's ability to continue as a going concern; development or regulatory approval of drug candidates by Karyopharm's competitors for products or product candidates in which Karyopharm is currently commercializing or developing; and Karyopharm's ability to obtain, maintain and enforce patent and other intellectual property protection for any of its products or product candidates. These and other risks are described under the caption "Risk Factors" in Karyopharm's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which was filed with the Securities and Exchange Commission (SEC) on May 14, 2026, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

XPOVIO® and NEXPOVIO® are registered trademarks of Karyopharm Therapeutics Inc.

CONTACTS:

Investors:

Brendan Strong

Senior Vice President, Investor Relations

617.762.2661

brendan.strong@karyopharm.com

Media:

Mary Ann Ondish
Head of Corporate Communications
914.552.4625
Maryann.ondish@karyopharm.com

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues:
Product revenue, net	$30,776	$29,681	$59,939	$50,735
License and other revenue	2,656	8,248	8,559	17,209
Total revenue	33,432	37,929	68,498	67,944
Operating expenses:
Cost of sales	1,085	1,051	2,430	2,352
Research and development	28,957	32,788	62,754	67,406
Selling, general and administrative	25,916	28,477	52,600	55,829
Total operating expenses	55,958	62,316	117,784	125,587
Loss from operations	(22,526)	(24,387)	(49,286)	(57,643)
Other income (expense):
Interest income	722	613	1,233	1,613
Interest expense	(13,144)	(11,228)	(25,697)	(22,222)
Other (expense) income, net	(32,075)	(2,210)	(15,664)	17,614
Total other expense, net	(44,497)	(12,825)	(40,128)	(2,995)
Loss before income taxes	(67,023)	(37,212)	(89,414)	(60,638)
Income tax provision	—	(40)	(1)	(76)
Net loss	$(67,023)	$(37,252)	$(89,415)	$(60,714)
Basic and diluted net loss per share	$(2.32)	$(4.32)	$(3.51)	$(7.11)
Weighted-average number of common shares outstanding used to compute basic and diluted net loss per share	28,938	8,620	25,495	8,545

KARYOPHARM THERAPEUTICS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands)

	June 30, 2026	December 31, 2025
Assets
Cash, cash equivalents and investments	$65,105	$63,744
Restricted cash	318	351
Accounts receivable	29,871	26,178
Other assets	16,023	18,143
Total assets	$111,317	$108,416
Liabilities and stockholders’ deficit
Convertible senior notes due 2028	$25,937	$21,117
Convertible senior notes due 2029	98,650	89,973
Senior secured term loan	125,354	115,805
Deferred royalty obligation	72,338	72,338
Other liabilities	119,206	102,109
Total liabilities	441,485	401,342
Total stockholders’ deficit	(330,168)	(292,926)
Total liabilities and stockholders’ deficit; 22,680 and 18,311 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively	$111,317	$108,416